UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 14, 2013

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d - (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - (c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2013, Applied DNA Sciences, Inc., as tenant (the “Company”), entered into a lease with Long Island High Technology Incubator, Inc., as landlord (“LIHTI”), with respect to 50 Health Sciences Drive, Stony Brook, NY, a 30,000 rentable square foot building located on the campus of the State University of New York at Stony Brook (“Premises”).  The term of the lease commenced on June 15, 2013 and expires May 31, 2016.  The Company has the option to extend the lease term for two additional three-year periods.  The base rent during the initial lease term is $449,142 per annum.  At the commencement of each renewal term (if any), the base rent would be subject to a Consumer Price Index (“CPI”) increase reflecting the CPI increase, if any, that occurred since the commencement of the lease term.  The Company is required to pay for ordinary Premises operating expenses, but not real estate taxes with respect thereto.  Further, pursuant to the lease, LIHTI, at its sole cost and expense, is responsible for maintaining and replacing the structural elements of the Premises, including the installation of a new roof within the next 12 months, and has expressly agreed to replace the HVAC systems and all equipment and fixtures located outside the Premises, but serving the Premises, at the end of their useful lives.  As required under the lease, the Company will deliver a $50,000 lease security deposit to LIHTI.  The Premises replace a lesser amount of space, leased by the Company from LIHTI in an adjacent building located at 25 Health Sciences Drive, Stony Brook, NY.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc. (Registrant)

	By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: June 20, 2013